Exhibit 99.1

World Fuel Services Corporation to Acquire PAPCO, Inc. and Associated Petroleum Products, Inc.

Will Expand Commercial and Industrial Distribution Platform in the Land Segment

MIAMI--(BUSINESS WIRE)--June 23, 2016--World Fuel Services Corporation (NYSE: INT), today announced that a wholly-owned subsidiary of the company has signed definitive agreements to acquire two U.S. land fuel distributors: PAPCO, Inc. (“PAPCO”), which services retail, commercial and industrial customers with fuel, price-risk management products, and fleet card solutions throughout the Mid-Atlantic region of the United States and Associated Petroleum Products, Inc. (“APP”), which provides fuel and related services to agricultural, automotive, construction, and commercial and industrial customers in the Pacific Northwest. The aggregate purchase price for both companies will be approximately $230 million and will be funded through the company’s existing credit facilities.

PAPCO is headquartered in Virginia Beach, VA, with 150 employees and 2015 revenue of $1 billion and APP is headquartered in Tacoma, WA, with 275 employees and 2015 revenue of $600 million. Both are leading distributors of gasoline, diesel, lubricants, propane and related services in their respective regions.

“The acquisitions of PAPCO and APP significantly expand our geographic reach and supply and distribution capabilities, while further strengthening our commercial and industrial distribution platform in the United States,” stated Michael J. Kasbar, chairman and chief executive officer of World Fuel Services Corporation. “We look forward to welcoming the PAPCO and APP teams to the World Fuel Services organization.”

“We are pleased to have these two industry-leading companies, established management teams and enthusiastic employees, join World Fuel. This transaction expands our extensive supply relationships and product offerings as we continue to grow our diversified business,” said Michael Crosby, executive vice president, global land for World Fuel Services Corporation.

Excluding the impact of one-time acquisition related expenses and amortization of acquired intangible assets of approximately $4 million and $9 million respectively, the transactions are expected to be $0.22 to $0.26 accretive to earnings on a Non-GAAP basis in the first twelve months.

The transactions are subject to customary closing conditions and are expected to be completed within the next 45 days.

Non-GAAP Financial Measures

This press release includes selected financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, we have used non-GAAP accretion to earnings per share, which excludes one-time acquisition-related expenses and amortization of acquired intangible assets, primarily because we do not believe they are reflective of the company’s core operating results. We believe that this non-GAAP financial measure, when considered in conjunction with our financial information prepared in accordance with GAAP, is useful to investors to further aid in evaluating the ongoing financial performance of the Company and to provide greater transparency as supplemental information to our GAAP results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, our presentation of non-GAAP accretion may not be comparable to the presentation of such metric by other companies. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure contained in this press release.

Information Relating to Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations about the effect of the acquisitions on our land segment, our geographic reach and distribution capabilities, the expansion of supply relationships and product offerings and the effect of the transaction on our earnings, as well as our expectations about the timing for closing and funding of the purchase price. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. Actual results may differ materially from any forward-looking statements due to risks and uncertainties, including, but not limited to: our ability to obtain required consents and satisfy closing conditions, our ability to effectively integrate and derive benefits from the acquisitions, our ability to capitalize on new market opportunities, potential liabilities, limited indemnities and the extent of any insurance coverage, the outcome of pending litigation and other proceedings, the impact of quarterly fluctuations in results, the creditworthiness of our customers and counterparties and our ability to collect accounts receivable, environmental and other risks associated with the storage, transportation and delivery of petroleum products, our failure to effectively hedge certain financial risks associated with the use of derivatives, non-performance by counterparties or customers on derivatives contracts, loss of, or reduced sales, to a significant government customer, uninsured losses, the failure of fuel and other products we sell to meet specifications, fluctuations in world oil prices or foreign currency, changes in political, economic, regulatory, or environmental conditions, adverse conditions in the markets or industries in which we or our customers and suppliers operate, the impact of natural disasters, adverse results in legal disputes, unanticipated tax liabilities, our ability to retain and attract senior management and other key employees and other risks detailed from time to time in the company’s SEC filings. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in expectations, future events, or otherwise.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global fuel logistics, transaction management and payment processing company, principally engaged in the distribution of fuel and related products and services in the aviation, marine and land transportation industries. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

The company's global team of market makers provides deep domain expertise in all aspects of aviation, marine and land fuel management. Aviation customers include commercial airlines, cargo carriers, private aircraft and fixed base operators (FBOs), as well as the United States and foreign governments. World Fuel Services' marine customers include international container and tanker fleets, cruise lines and time-charter operators, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial, residential and government accounts. The company also offers transaction management services which consist of card payment solutions and merchant processing services to customers in the aviation, marine and land transportation industries. For more information, call 305-428-8000 or visit www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer
or
Glenn Klevitz, 305-428-8000
Vice President, Assistant Treasurer